EXHIBIT 99.1

                 CONSOLIDATED CAPITAL EQUITY PARTNERS/TWO, L.P.


                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                           FOR THE THREE MONTHS ENDED

                            MARCH 31, 1998 AND 1997
                         PART I - FINANCIAL INFORMATION


ITEM 1.  FINANCIAL STATEMENTS

a)
                 CONSOLIDATED CAPITAL EQUITY PARTNERS/TWO, L.P.

                          CONSOLIDATED BALANCE SHEETS
                                  (Unaudited)
                                 (in thousands)



                                                      March 31,     December 31,
                                                        1998            1997
                                                     (Unaudited)       (Note)
Assets
  Cash and cash equivalents                          $   1,810     $   1,807
  Receivables and deposits                               1,822         1,964
  Restricted escrows                                     1,352         1,245
  Other assets                                           2,341         2,443
  Investment properties:
    Land                                                10,498        10,498
     Buildings and related personal property            89,306        88,871
                                                        99,804        99,369
    Less accumulated depreciation                      (60,709)      (59,501)
                                                        39,095        39,868

                                                     $  46,420     $  47,327

Liabilities and Partners' Deficit
Liabilities
  Accounts payable                                   $     281     $     623
  Accrued property taxes                                   633           770
  Tenant security deposit liabilities                      569           564
  Other liabilities                                        538           582
  Mortgage notes                                        32,836        32,905
  Master loan and interest payable                     240,084       234,861
                                                       274,941       270,305
Partners' Deficit
  General partner                                       (2,271)       (2,216)
  Limited partners                                    (226,250)     (220,762)
                                                      (228,521)     (222,978)

                                                     $  46,420     $  47,327


 Note: The balance sheet at December 31, 1997, has been derived from the audited financial statements at that date, but does not include all the information and footnotes required by generally accepted accounting principles for complete financial statements.


          See Accompanying Notes to Consolidated Financial Statements

b)
                 CONSOLIDATED CAPITAL EQUITY PARTNERS/TWO, L.P.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                                 (in thousands)



                                                       Three Months Ended
                                                            March 31,
                                                      1998            1997
Revenues:
  Rental income                                   $  4,383        $  4,227
  Other income                                         358             276
      Total revenues                                 4,741           4,503

Expenses:
  Operating                                          2,045           2,355
  General and administrative                           181             134
  Depreciation                                       1,208           1,173
  Interest                                           6,530           6,143
  Property taxes                                       320             335
      Total expenses                                10,284          10,140

      Net loss                                    $ (5,543)       $ (5,637)

Net loss allocated to general partner (1%)        $    (55)       $    (56)
Net loss allocated to limited partners (99%)        (5,488)         (5,581)

                                                  $ (5,543)       $ (5,637)


          See Accompanying Notes to Consolidated Financial Statements

c)
                 CONSOLIDATED CAPITAL EQUITY PARTNERS/TWO, L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIT
                                  (Unaudited)
                                 (in thousands)



                                                General     Limited
                                                Partner     Partners    Total


  Partners' deficit at December 31, 1996       $(2,017)   $(201,079)  $(203,096)

  Net loss for the three months ended
     March 31, 1997                                (56)      (5,581)     (5,637)

  Partners' deficit at March 31, 1997          $(2,073)   $(206,660)  $(208,733)

  Partners' deficit at December 31, 1997       $(2,216)   $(220,762)  $(222,978)

  Net loss for the three months ended
     March 31, 1998                                (55)      (5,488)     (5,543)

  Partners' deficit at March 31, 1998          $(2,271)   $(226,250)  $(228,521)


          See Accompanying Notes to Consolidated Financial Statements


d)
                 CONSOLIDATED CAPITAL EQUITY PARTNERS/TWO, L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                                 (in thousands)


                                                             Three Months Ended
                                                                  March 31,
                                                                1998      1997
  Cash flows from operating activities:
     Net loss                                                $(5,543)  $(5,637)
     Adjustments to reconcile net loss to net
        cash provided by operating activities:
          Depreciation                                         1,208     1,173
          Amortization of loan costs, lease commissions
             and ground lease                                    123       173
          Change in accounts:
            Receivables and deposits                             142       437
            Other assets                                         (21)     (347)
            Accounts payable                                    (342)      (20)
            Accrued property taxes                              (137)       87
            Tenant security deposit liabilities                    5         9
            Other liabilities                                    (44)      (38)
            Interest on Master Loan                            5,223     5,488

              Net cash provided by operating activities          614     1,325

  Cash flows from investing activities:
    Property improvements and replacements                      (435)     (676)
    Distributions from investment in limited partnerships         --       324
    Deposits to restricted escrows                              (107)     (368)

               Net cash used in investing activities            (542)     (720)

  Cash flows from financing activities:
     Principal payments on notes payable                         (69)      (76)
     Principal payments on Master Loan                            --      (324)
     Loan costs paid                                              --       (29)

               Net cash used in financing activities             (69)     (429)

  Net increase in cash and cash equivalents                        3       176

  Cash and cash equivalents at beginning of period             1,807       932
  Cash and cash equivalents at end of period                 $ 1,810   $ 1,108

  Supplemental disclosure of cash flow information:
  Cash paid for interest                                     $ 1,278   $   742


          See Accompanying Notes to Consolidated Financial Statements

e)
                 CONSOLIDATED CAPITAL EQUITY PARTNERS/TWO, L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)



NOTE A - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Consolidated Capital Equity Partners/Two, L.P. ("CCEP/2") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of ConCap Equities, Inc., (the "General Partner"), all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1998, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1998.

Certain reclassifications have been made to the 1997 information to conform to the 1998 presentation.

Consolidation

In 1985, Equity Partners/Two ("EP/2"), a California general partnership, together with Anderson CC 2, a Georgia limited partnership, entered into a general partnership agreement ("CC Office Associates") to acquire Cosmopolitan Center, an office building located in Atlanta, Georgia. Pursuant to such general partnership agreement, the property ownership is split 90%/10% between CCEP/2, as successor to EP/2, and Anderson CC 2, respectively. CCEP/2's investment in CC Office Associates is consolidated in CCEP/2's financial statements. No minority interest liability has been reflected for Anderson CC 2's minority 10% interest because the Master Loan balance, which is secured by a deed of trust held by Consolidated Capital Institutional Properties/2 ("CCIP/2") on Cosmopolitan Center, exceeds the value of the property. As a result, CC Office Associates has a net capital deficit and no minority liability exists with respect to CCEP/2.

NOTE B - RELATED PARTY TRANSACTIONS

CCEP/2 has no employees and is dependent on the General Partner and its affiliates for management and administration of all partnership activities. The General Partner is wholly-owned by Insignia Properties Trust ("IPT"), an affiliate of Insignia Financial Group, Inc. ("Insignia"). CCEP/2 paid property management fees based upon collected gross rental revenues for property management services in each of the three month periods ended March 31, 1998 and 1997. The Partnership Agreement (the "Agreement") also provides for reimbursement to the General Partner and its affiliates for costs incurred in connection with the administration of CCEP/2's activities.

Also, CCEP/2 is subject to an Investment Advisory Agreement between CCEP/2 and an affiliate of the General Partner. This agreement provides for an annual fee, payable in monthly installments, to an affiliate of the General Partner for advising and consulting services for CCEP/2's properties. The General Partner and its affiliates received reimbursements and fees for the three months ended March 31, 1998 and 1997 as follows:

                                                              1998      1997
                                                               (in thousands)

 Property management fees (included in operating expenses) $217 $214 Investment advisory fees (included in general and
  administrative expenses)                                       42       38
 Lease commissions                                               60      142
 Reimbursement for services of affiliates, (included in
    operating, general and administrative expenses and
    investment properties) (1)                                   81       80

(1)Included in "Reimbursement for services of affiliates" for 1998 and 1997 is approximately $11,000 and $6,000, respectively, of reimbursements for construction oversight costs.

In addition to the compensation and reimbursements described above, interest payments are made to and loan advances are received from CCIP/2 pursuant to the Master Loan Agreement, which is described more fully in the 1997 Annual Report. An interest payment of approximately $634,00 was made during the three months ended March 31, 1998. No interest payments were made during the three month period ended March 31, 1997. No advances were received under the Master Loan Agreement during each of the three months ended March 31, 1998 and 1997. No principal payments were made on the Master Loan during the three months ended March 31, 1998. Principal payments of approximately $324,000 were made on the Master Loan during the three months ended March 31, 1997.

For the period of January 1, 1997 to August 31, 1997, the Partnership insured its properties under a master policy through an agency affiliated with the General Partner with an insurer unaffiliated with the General Partner. An affiliate of the General Partner acquired, in the acquisition of a business, certain financial obligations from an insurance agency which was later acquired by the agent who placed the master policy. The agent assumed the financial obligations to the affiliate of the General Partner which received payments on these obligations from the agent. The amount of CCEP/2's insurance premiums accruing to the benefit of the affiliate of the General Partner by virtue of the agent's obligations is not significant.

On March 17, 1998, Insignia entered into an agreement to merge its national residential property management operations, and its controlling interest in IPT, with Apartment Investment and Management Company ("AIMCO"), a publicly traded real estate investment trust. The closing, which is anticipated to happen in the third quarter of 1998, is subject to customary conditions, including government approvals and the approval of Insignia's shareholders. If the closing occurs, AIMCO will then control the General Partner of the Partnership.

NOTE C - MASTER LOAN AND ACCRUED INTEREST PAYABLE

The Master Loan principal and accrued interest payable balances at March 31, 1998, and December 31, 1997, are approximately $240,084,000 and approximately $234,861,000, respectively.

Terms of Master Loan Agreement

Under the terms of the Master Loan Agreement, interest accrues at 10% per annum and payments are due quarterly in an amount equal to Excess Cash Flow, generally defined in the Master Loan Agreement as net cash flow from operations after third-party debt service. If such Excess Cash Flow payments are less than the current accrued interest during the quarterly period, the unpaid interest is added to principal, compounded annually, and is payable at the loan's maturity. If such Excess Cash Flow payments are greater than the currently payable interest, the excess amount is applied to the principal balance of the loan.
Any net proceeds from the sale or refinancing of any of CCEP/2's properties are paid to CCIP/2 under the terms of the Master Loan Agreement.

The Master Loan matures in November 2000. The General Partner has determined that the Master Loan and related interest payable has no determinable fair value since payments are limited to net cash flows, as defined, but is not believed to be in excess of the fair values of the underlying collateral.

Effective January 1, 1993, CCEP/2 and CCIP/2 amended the Master Loan Agreement to stipulate that Excess Cash Flow would be computed net of capital improvements. Such expenditures were formerly funded from advances on the Master Loan from CCIP/2 to CCEP/2. This amendment and change in the definition of Excess Cash Flow will have the effect of reducing Master Loan payments to CCIP/2 by the amount of CCEP/2's capital expenditures since such amounts were previously excluded from Excess Cash Flow. The amendment will have no effect on the computation of interest expense on the Master Loan.

NOTE D - LEGAL PROCEEDING

In May 1997, the Partnership was named as a defendant in a lawsuit brought by PHC Construction Corporation in the Circuit Court for Oakland County, Michigan. An additional complaint was filed in November 1997 by PHC Construction against the Partnership, CCIP/2 and other defendants. These lawsuits have been consolidated. The complaints arise from construction services allegedly performed by the plaintiff at the North Park Plaza Building in Southfield, Michigan prior to the sale of that property in September 1996. The complaints assert claims for breach of contract, quantum meruit and promissory estoppel. The General Partner believes the claims asserted are without merit and intends to vigorously defend the action. Based upon the facts currently available, the General Partner believes that the disposition of this matter will not have a materially adverse effect on the financial position of the Partnership.

In January 1998, the Partnership and its General Partner were named as defendants in a lawsuit brought by a limited partner of the Partnership alleging that the General Partner has failed to perform its contractual obligations under the Partnership Agreement. The General Partner believes that there is no merit to the suit and intends to vigorously defend it.

In March 1998, several putative unit holders of limited partnership units of the Partnership commenced an action entitled ROSALIE NUANES, ET AL. V. INSIGNIA FINANCIAL GROUP, INC., ET AL. in the Superior Court of the State of California for the County of San Mateo. The plaintiffs named as defendants, among others, the Partnership, the Corporate General Partner and several of their affiliated partnerships and corporate entities. The complaint purports to assert claims on behalf of a class of limited partners and derivatively on behalf of a number of limited partnerships (including the Partnership) which are named as nominal defendants, challenging the acquisition by Insignia and its affiliates of interests in certain general partner entities, past tender offers by Insignia affiliates to acquire limited partnership units, the management of partnerships by Insignia affiliates as well as a recently announced agreement between Insignia and AIMCO. The complaint seeks monetary damages and equitable relief, including judicial dissolution of the Partnership. The Corporate General Partner was only recently served with the complaint which it believes to be without merit, and intends to vigorously defend the action.

In May 1998, the Partnership and its General Partner were named as respondents in a Petition in Los Angeles Superior Court. The Petition, brought by a limited partner of the Partnership, seeks performance by the General Partner of certain alleged contractual obligations under the Partnership Agreement and compliance with certain alleged statutory requirements. Service on the Partnership was only recently accomplished, and the General Partner has not yet replied to the Petition.